EXHIBIT 10.3

VIA FEDERAL EXPRESS

PERSONAL AND CONFIDENTIAL

August 22, 2007

Mr. Timothy McLevish

724 Jane Drive

Franklin Lakes, NJ 07417

Dear Tim,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Executive Vice President and Chief Financial Officer located in Northfield, Illinois, USA. If you accept our offer, we have discussed our interest in you joining Kraft as soon as possible. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation

Annual Base Salary	$675,000

Target Management Incentive Plan – (90%*)	$607,500

Target Long-Term Incentive Plan – (150%*)	$1,012,500

Target Annual Equity Award	$1,475,000

Total Annual Target Compensation	$3,770,000

*	Target as a percent of base salary.

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 90% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2007 award will be payable in February 2008. Your MIP eligibility will begin on your date of employment.

August 22, 2007

Long-Term Incentive Plan

You will also be eligible to participate in the Long-Term Incentive Plan (LTIP), which is the Company’s executive long-term cash incentive program. The current LTIP performance cycle began on January 1, 2007 and is scheduled to end on December 31, 2009. Your LTIP eligibility will begin on your employment date. Your target opportunity under the LTIP is equal to 150% of your average base salary during the performance cycle. The actual amount you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle. It is anticipated that the form of award under this program in the future will be stock-based beginning with the 2008 – 2010 performance cycle.

Stock Program

Also, you will be eligible to participate in the Company’s stock award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2008. The most recent stock program design delivered 100% of equity value in the form of restricted stock with a three-year cliff vest. The Compensation Committee has approved a change to the program beginning in 2008. Going forward, awards will delivered as follows: 50% of equity value in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance.

Sign-On Incentives

In recognition of the loss of short-term and long-term incentives from your previous employer, upon hire, you will receive one-time sign-on incentives in the form of cash and restricted stock as follows:

Cash Sign-On Incentive	$500,000 with a two-year repayment agreement

Equity Sign-On Incentive	$1,500,000 restricted stock award to vest one-third each year over a three-year period

If, prior to the end of the two-year repayment period, your employment with the Company ends due to involuntary termination for reasons other than cause, you will not be required to repay the cash sign-on amount.

Similarly, if prior to full vesting of the sign-on restricted shares granted per this offer letter, your employment with the Company ends due to involuntary termination for reasons other than cause, the value of the total number of unvested shares shall vest on the scheduled vesting dates. The number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will receive dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

August 22, 2007

The stock award will vest based on the following schedule:

Number of Shares	Vesting Date
One-third	1st anniversary from date of grant
One-third	2nd anniversary from date of grant
One-third	3rd anniversary from date of grant

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car allowance under the executive perquisite policy. The Company leases new company cars for business and personal use by executives. Under the policy, cars are leased for a three-year period. The company will provide you with a car with a maximum value of $45,000. You can invest your own funds if the value of the car exceeds $45,000. You will have an opportunity to purchase the car at the end of the lease period. You will be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing.

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to six times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for four weeks of vacation. In addition, you are eligible for ten designated holidays and two personal days.

August 22, 2007

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company.

To assist in your relocation from New Jersey to Illinois, we offer relocation assistance as outlined in Kraft’s Relocation Guide. In addition to the standard relocation policy, you will be eligible for temporary living accommodations for a period of up to seven months.

This offer is contingent upon successful completion of our pre-employment checks, which may include a standard background screen and post-offer drug test pursuant to testing procedures determined by Kraft.

If you have any questions, I can be reached at the office at (847) 646-6042 or on my cell phone at (847) 341-0905.

Sincerely,

/s/ Karen J. May

I accept the offer as expressed above.

/s/ Timothy R. McLevish	August 24, 2007
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Restricted Stock Agreement
Employee Expense Repayment Agreement